                                                                     Exhibit 8.1

                        [Hunton & Williams Letterhead]


                               October 16, 1997


Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220


Ladies and Gentlemen:


     We have acted as tax counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the preparation of a Form S-3 Registration Statement filed with the Securities and Exchange Commission ("SEC") on October 16, 1997 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the offering and sale of up to $550 million aggregate offering price of common and preferred shares of beneficial interest, par value $0.01 per share, of the Company.

     We have reviewed the originals or copies of (i) the Amended and Restated Declaration of Trust, Bylaws and other organizational documents of the Company and it affiliates; (ii) the Registration Statement and the prospectus included therein (the "Prospectus"); and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     Based on the foregoing, we are of the opinion that the descriptions of the law contained in the Registration Statement under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the existing law. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the SEC.

     The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of Shares pursuant to the Prospectus, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                        Very truly yours,

                                            /s/ Hunton & Williams